Exhibit 99.1

Semler Reports First Quarter 2022 Financial Results

2022 Q1 HIGHLIGHTS compared to the corresponding period of 2021:

●Revenues were $14.0 million, an increase of $0.8 million, or 6%, compared to $13.2 million
●Net income was $3.4 million, or $0.50 per basic share and $0.41 per diluted share, compared to $4.9 million, or $0.73 per basic share and $0.60 per diluted share
●Cash at March 31, 2022 increased to $38.4 million from $26.5 million

Santa Clara, CA – May 2, 2022 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three months ended March 31, 2022.

"Our goal is for QuantaFlo® to become the standard of care for testing multiple cardiovascular diseases, including peripheral arterial disease (PAD)," said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “We are closer to achieving our goal now that an independently conducted, peer-reviewed study in a Medicare Advantage population using QuantaFlo® to screen for undetected and asymptomatic PAD identified patients who have increased risks for mortality and major adverse cardiovascular events (MACE) at three-year follow-up.”

FINANCIAL RESULTS

For the quarter ended March 31, 2022, compared to the corresponding period of 2021, Semler Scientific reported:

●Revenues of $14.0 million, an increase of $0.8 million, or 6%, compared to $13.2 million
●Cost of revenues of $1.0 million, a decrease of $0.6 million or 39%, compared to $1.6 million. As a percentage of revenues, cost of revenues was 7% compared to 12%
●Total operating expenses, which includes cost of revenues, of $10.1 million, compared to $7.2 million an increase of $2.9 million or 41%
●Pre-tax net income of $3.9 million, a decrease of $2.1 million, or 35%, compared to $6.0 million. As a percentage of revenues, pre-tax net income was 28% compared to 46%
●Net income of $3.4 million, or $0.50 per basic share and $0.41 per diluted share, a decrease of $1.5 million, or 31% compared to net income of $4.9 million, or $0.73 per basic share and $0.60 per diluted share. As a percentage of revenues, net income was 24% compared to 37%

FIRST QUARTER 2022 MAJOR ACCOMPLISHMENTS

Among the achievements during 2022 to date were:

1Consecutive quarterly profitability since the fourth quarter of 2017.

2Cash position increased to $38.4 million.

3Up to $20.0 million stock buyback program initiated.

Semler Scientific’s two largest customers comprised 35.4% and 31.7% of quarterly revenues.

2022 Financial Guidance

In 2022, Semler Scientific expects continued profitability and generation of cash from operating activities, as well as increased spending to support anticipated growth in its business. Semler Scientific believes that the second quarter revenue will range from $14.2 million to $15.2 million and operating expense, which includes cost of revenue, will range from $10.0 million to $10.5 million. Semler Scientific believes that the annual revenue in 2022 will range from $58.0 million to $60.0 million and operating expense, which includes cost of revenue, will range from $44.0 million to $46.0 million.

OTHER SUBSEQUENT EVENTS

Semler Scientific’s in-house product development team has extended QuantaFlo® to be used as an aid to identify patients who would benefit from further evaluation for another underlying cardiovascular disease. Semler Scientific believes this extension of QuantaFlo® makes it more clinically useful to assist the medical community, including Medicare Advantage providers.

“The goal is to make QuantaFlo® even more valuable to our current base and potential new customers in the identification and care of patients with chronic diseases,” concluded Dr. Murphy-Chutorian.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the first quarter ended March 31, 2022, as well as provide a business update on its market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10164883/f20a2716c7. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

Unaudited

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended March 31,
	2022	2021

Revenues	$14,016	$13,183
Operating expenses:
Cost of revenues	970	1,579
Engineering and product development	1,126	693
Sales and marketing	4,676	2,816
General and administrative	3,302	2,076
Total operating expenses	10,074	7,164
Income from operations	3,942	6,019
Interest income	1	3
Other expenses	—	(2)
Other income	1	1
Pre-tax net income	3,943	6,020
Income tax provision	583	1,143
Net income	$3,360	$4,877
Net income per share, basic	$0.50	$0.73
Weighted average number of shares used in computing basic income per share	6,777,950	6,710,990
Net income per share, diluted	$0.41	$0.60
Weighted average number of shares used in computing diluted income per share	8,116,456	8,169,375

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At March 31,	At December 31,
	2022	2021
	Unaudited

Cash and cash equivalents	$38,426	$37,323
Other current assets	12,044	8,213
Noncurrent assets	4,965	5,136
Total assets	55,435	50,672

Current liabilities	5,819	4,880
Noncurrent liabilities	224	245
Stockholders’ equity	49,392	45,547

Total liabilities and stockholders' equity	$55,435	$50,672

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific’s patented and U.S. Food and Drug Administration (FDA), cleared product, QuantaFlo®, is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD). QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of mortality and major adverse cardiovascular events (MACE), associated with a positive QuantaFlo® test. Semler Scientific has an agreement with a private company to exclusively market and distribute Insulin Insights™, an FDA-cleared software product that recommends optimal insulin dosing for diabetic patients in the United States, including Puerto Rico, except for selected accounts, and it made investments in this private software company and in another private company whose product, Discern™, is a test for early Alzheimer’s disease. Semler Scientific continues to develop additional complementary innovative products in-house, and seeks out other arrangements for additional products and services that it believes will bring value to its customers and to the company. Semler Scientific believes its current products and services, and any future products or services that it may offer, positions it to provide valuable information to its customer base, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding QuantaFlo® becoming standard of care for cardiovascular disease testing, continued profitability and cash generation from operations and spending, projected quarterly and annual revenue and operating expenses, and the expected benefits of QuantaFlo® extension, including to the medical community, among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, whether or not it will be able to successfully expand its product offering, whether or not QuantaFlo® can successfully test another cardiovascular disease, as well as Semler Scientific’s ability to continue to control expenses and preserve cash and meet its projected revenue and operating expense targets, whether or not the seasonality trends identified in the first quarter will continue, as well as continued uncertainty created by the ongoing COVID-19 pandemic, including any new variants, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

917 513 5303

SOURCE: Semler Scientific, Inc.